Exhibit 99.1
Nephros Rights Offering Registration Statement Declared Effective

RIVER EDGE, NJ, January 31, 2011 /PRNewswire-FirstCall/ — Nephros, Inc. (OTC Bulletin Board:NEPH - News), a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification, today announced that the registration statement on Form S-1 for its previously announced rights offering to its existing stockholders was declared effective on January 31, 2011 by the Securities and Exchange Commission.

Under the terms of the rights offering described in the prospectus contained in the registration statement, Nephros will distribute at no charge non-transferable subscription rights to purchase up to an aggregate of 175,000,000 units to stockholders who own shares of Nephros common stock as of the close of business on January 31, 2011, which is the record date for the rights offering.

Each holder of record as of the close of business on the record date will receive one subscription right for each share of common stock of Nephros owned at the close of business on the record date.

Each subscription right entitles the holder to purchase 4.185496618 units at a subscription price of $0.02 per unit.   Each unit consists of one share of common stock and a warrant to purchase 0.924532845 shares of common stock at an exercise price of $0.02 per share for a period of five years following the issue date of the warrant.

Nephros stockholders who exercise their basic subscription privilege in full may also exercise an over-subscription privilege to subscribe for additional units not subscribed for by other stockholders at the same subscription price of $0.02 per unit. If there is an insufficient number of units available to fully satisfy all over-subscription privilege requests, the available units will be allocated proportionately among stockholders who exercise their over-subscription privileges based on the number of units each such stockholder subscribed for under the basic subscription privilege.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on February 28, 2011, unless Nephros extends the subscription period in its sole discretion, but in no event by more than 60 days from the date of the prospectus contained in the registration statement.

Nephros expects to mail, in the next few days, the final prospectus and other items necessary for exercising the rights to stockholders as of the close of business on the record date.  The prospectus will contain a description of the rights offering and other information.  Stockholders are urged to read the prospectus carefully when available.  Morrow & Co., LLC is the information agent for the rights offering. Stockholders may direct questions regarding the rights offering or requests for additional copies of the prospectus or other offering materials to Morrow & Co., LLC at (800) 414-4313, 407 West Avenue, Stamford, Connecticut 06902.  The rights and the underlying units have not been registered or qualified for offer or sale to stockholders of record in any jurisdiction outside the United States.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.  The securities may only be offered by means of a prospectus, copies of which may be obtained (when available) free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the rights offering at (800) 414-4313.  The prospectus will contain important information about the rights offering, and the company’s stockholders are urged to read the prospectus carefully when available.

About Nephros, Inc.

Nephros, Inc., headquartered in River Edge, New Jersey, is a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification.

The Nephros hemodiafiltration (HDF) system is designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system removes a range of harmful substances more effectively, and with greater capacity, than existing ESRD treatment methods, particularly with respect to substances known collectively as “middle molecules.” These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros ESRD products are sold and distributed throughout Europe.

The Nephros Dual Stage Ultrafilter (DSU) is the basis for the Nephros line of water filtration products. The patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites and biotoxins. Nephros's DSUs are being evaluated at several major U.S. medical centers for infection control. The DSU has also been selected for further development by the U.S. Marine Corps for purification of drinking water by soldiers in the field.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such statements may be preceded by words such as “may,” “plans,” “expects,” “believes,” “hopes,” “potential” or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros’ control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to complete the rights offering; (ii) to continue as a going concern; (iii) to obtain additional funding when needed or on favorable terms; (iv) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (v) to have its technologies and products accepted in current or future target markets; (vi) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; or (vii) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros’ filings with the SEC.  Investors and security holders are encouraged to read these documents on the SEC’s website at http://www.sec.gov/. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.